Investor Information February - March 2021 Exhibit 99.1

2 Table of contents Topic Page # Profile and Strategy 3-7 Income Statement 8-19 Business Segment Highlights 20-23 Balance Sheet 24-27 Capital, Debt & Liquidity 28-33 Technology & Continuous Improvement 34-40 Credit 41-53 Near-Term Expectations 54 Environmental, Social & Corporate Governance 55-56 Appendix 57-71

3 Line of business coverage Alabama – 196 Georgia – 114 Iowa – 8 Mississippi – 112 South Carolina – 21 Arkansas – 66 Illinois – 42 Kentucky – 11 Missouri – 55 Tennessee – 209 Florida – 289 Indiana – 49 Louisiana – 92 North Carolina – 7 Texas – 98 Ranked 17th in the U.S. in total deposits(1) Branch locations by state(2) Our banking franchise Birmingham, Alabama (1) Source: SNL Financial as of 6/30/2020; pro-forma for announced M&A transactions as of 2/1/2021. (2) Total branches as of 12/31/2020. First Sterling Ascentium Business Capital Capital Markets Commercial Banking Corporate Banking Equipment Finance Government/Institutional Institutional Services Private Wealth Real Estate Specialized Industries

4 Top market share plays a valuable role in the competitive landscape (1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2020; pro-forma for announced M&A transactions as of 2/1/2021. (2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2020 FDIC deposit data of 20% or more. Markets with top 5 market share(1) MSAs Non-MSA counties • Ranked 17th in the U.S. in total deposits(1) • 86% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas • Top 5 or better market share in ~70% of MSAs across 15-state footprint(1) • ~70% of deposits in markets without a significant money center bank presence(2) • Investing in priority markets • Atlanta, Georgia • Orlando, Florida • Houston, Texas

5 4.9% 3.1% 3.0% 1.9% 1.7% 1.2% 1.2% 1.0% 0.4% Peer #1 Peer #2 Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Presence in strong growth markets Top Faster Growing MSAs Deposits Market Rank(2) Nashville, Tennessee $9.7 3 Tampa, Florida $5.3 4 Miami, Florida $5.1 13 Atlanta, Georgia $4.8 7 Orlando, Florida $2.6 5 Knoxville, Tennessee $2.5 3 Huntsville, Alabama $2.4 1 Dallas - Fort Worth, Texas $1.9 18 Indianapolis, Indiana $1.7 12 Houston, Texas $1.7 18 National average: 2.9% '21-'26 Population Growth(1) Population growth vs. peers(2) (2021-2026) 60% of top(3) MSAs are projected to grow faster than the U.S. national average (1) Source: Webster Pacific study dated 10/29/2020 on United Van Lines outbound moving activity between May and September 2020. (2) Source: U.S. Census Bureau. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. (3) Source: SNL. Top 30 markets as defined by deposit dollars - FDIC 6/30/2020. Pro-forma for announced M&A transactions as of 2/1/2021. Peer median: 1.4% COVID-19 Impact on USA Moving Study(1) notes more people moved to the South and to metro areas with populations < 1 million during 2020

6 Jobs Our footprint has significant economic advantages Population #2 state for workforce development/talent attraction Footprint Retirees Top 3 state for business climate #2 state for manufacturing output #1 state for film production Alabama Tennessee Louisiana Georgia 56% of all new jobs created in the U.S. since 2009 were in our footprint 52% of all U.S. population growth in last 10 years occurred within our footprint 35% of the U.S. GDP generated in our footprint 6 of the top 10 states where retirees are moving Florida #4 largest economy in the U.S. Note: See appendix for references.

7 Regions receives top honors Regions Bank Awarded Bronze Military Friendly Award and named Best Places to work for LGBTQ Equality by Human Rights Campaign Foundation Six Years Strong: Regions Bank Again Named Gallup Exceptional Workplace Award Winner in 2020 Regions Bank Named Top Regional Bank in J.D. Power 2020 U.S. Online Banking Satisfaction Study Winner of 13 Greenwich Excellence and Best Brand Awards in Commercial Banking

8 2020 overview (1) Non-GAAP, see appendix for reconciliation. Adjusted Pre-Tax Pre- Provision Income(1) $2,665M Diluted Earnings Per Share$1.03 Adjusted Total Revenue(1) $6,206M Adjusted Non- Interest Expense(1) $3,541M Net Income Available to Common Shareholders$991M $725M $0.61 $1,655M $930M $588M 4Q20 FY 2020 Generated highest adjusted pre-tax pre-provision income(1) in over a decade providing opportunity to contribute another $10M to the Regions Foundation

Net interest income and net interest margin - liquidity impacts

GENERATING Consistent Sustainable Long-term Performance

NII[1] and NIM

($ in millions)



$931
3.39%
$1,000
3.41%
3.13%
$1,017
3.40%
3.13%
4Q19
3Q20
4Q20
NII(1)
NIM
NIM excl. PPP/Cash

- In 4Q, deposit and cash balances remained elevated given stimulus / liquidity in the system
- PPP loans account for +7 bps NIM and +$54M NII within the quarter (+8bps / +$23M QoQ); excess cash accounts for -34 bps NIM and +$1M NII (-8bps / $0M QoQ)
  - Initial quarter of PPP forgiveness fees specifically added +7 bps NIM and +$24M NII
- Total of $13.5B active cash deployment in 2020, balancing risk and return
  - $3B securities portfolio additions
  - $2.7B calls/tenders of long-term debt (4Q included a $1B long-term debt call in Dec.)
  - $7.8B early redemption of FHLB advances

(1) Net interest income (NII) on a fully taxable equivalent basis.

REGIONS 9

Net interest income and net interest margin - Core Drivers

GENERATING Consistent Sustainable Long-term Performance

Core[1] NIM Attribution



3.41%
3.40%
Largely able to offset ongoing impacts of reinvestment through balance sheet management strategies

	3Q20 excl. PPP/cash	Loan bals/mix	Long-term rates	Cash mgmt.	Deposit pricing	Loan hedges	Other[2]	4Q20 excl. PPP/cash
NIM		-1bps	-4bps	-1bps	+3bps	+1bps	+1bps	
NII		-$20M	-$15M	+$10M	+$10M	+$3M	+$5M	

Core Drivers of NIM and NII

- Rate environment impacts offset through active balance sheet management; trend likely to continue in near-term
  - Higher avg. hedging notional; total benefit of $97M NII to 4Q[3]
  - Lower deposit pricing; deposit cost = 8bps / interest-bearing deposit cost = 13bps
  - Cash management strategy carryover from 3Q
  - Premium amortization; market rate related impacts stable QoQ[4]
- Loan balance declines mostly attributable to C&I and the strategic reduction of indirect loans, offset by strong mortgage growth

1Q 2021 Expectations

- 1Q NII expected to be modestly lower[5] after accounting for the negative impacts from 2 fewer days in the quarter
  - NII and NIM will be pressured mostly by lower loan balances/mix, with long-term rate environment pressure being offset by cash management strategies, deposit pricing, and higher hedge notional
  - 1Q hedge benefit estimated at $100M; uncertain timing of PPP fee acceleration to benefit NII/NIM - currently assume stable PPP NII in 1Q
- Excluding PPP/cash, NIM expected to remain relatively stable

(1) Core NIM excludes PPP and excess cash over $750M. (2) Other items include bond call benefits, loan prepayment penalties, and other product yield adjustments. (3) Hedges remain active; $260M NII accrual FY 2020; $1.6B unrealized pre-tax gain, to be amortized into NII over the remaining life of hedges ~4 years. (4) Total premium amort increased from $46M 3Q to $51M 4Q; increase driven by purchase of higher dollar price bonds; excluding this and GNMA buyouts = low $40M. (5) Assumes Fed Funds Target remains 0%-0.25%, 1m LIBOR 0.12%-0.20%, and 10yr US Treasury is range-bound 1.0%-1.25%.

REGIONS 10

Balance sheet profile

(as of December 31, 2020)

- Naturally ***asset sensitive*** balance sheet, supported by a large, stable deposit base and low reliance on wholesale borrowings
- NII sensitivity to short-term rates has been largely neutralized though balance sheet hedging and the ability to reprice deposits in a falling/low rate environment
  - Hedges increase fixed-rate loan mix from 52% to 76% (including PPP)
- Retain the ability to benefit from higher short-term rates on the horizon as deposit/cash levels remain elevated and with loan hedging program maturities beginning in 2023

Portfolio compositions



Assets(1)
Other 23%
$147B
Loans 58%
Securities 19%
Liabilities
Borrowings 3%
Other 2%
$129B
Deposits 95%
Deposits
Time 4%
NIB 42%
$122B
IB 54%
Loans(2)(3)
Fixed 76%
$85B
Floating 24%
Wholesale Borrowings(2)
Fixed 39%
$4B
Floating 61%



Fixed Loans / Total Loans (4Q20)(4)(6)
100%
0%
Peer Median (incl. hedges): 60%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
% Fixed Loans
% Net Receive CF Hedges



Avg. NIB Deposits / Total Deposits (4Q20)(5)(6)
50%
25%
0%
Peer Median: 32%
Peer 13
Peer 3
Peer 4
RF
Peer 5
Peer 9
Peer 11
Peer 2
Peer 12
Peer 8
Peer 7
Peer 6
Peer 1
Peer 10

(1) Securities includes AFS, the unrealized AFS gain, and HTM securities. (2) Including spot starting balance sheet hedges as of 12/31/20 - receive fixed loan swaps, receive fixed debt swaps, and interest rate floors; deferred start loan hedges not reflected in current exposure. (3) ARM mortgage loans are included as floating rate loans. PPP balances increase fixed proportion by approximately 2%. (4) EOP 4Q20 loan data from call report and 3Q20 hedge data from SEC reporting latest available. (5) Source: SNL Financial, SEC Reporting. (6) Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

11

Focused on earnings stability through the cycle

GENERATING Consistent Sustainable Long-term Performance



NIM Performance vs Peers
3.5
3
3.32%
3.37%
3.49%
3.52%
3.45%
3.39%
3.38%
3.40%
3.22%
3.27%
3.35%
3.39%
3.36%
3.26%
3.19%
3.13%
2.90%
2.75%
RF
RF Normalized (2)
Peer Median (1)
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20



Normalized(3) NII change: 4Q20 vs 2Q19(4)
0%
-25%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12

- Deposit advantage has historically led to net interest margin outperformance when compared to peer banks
- In 0% short-term rate environment, net interest margin is protected by the hedging program, which locks in our deposit advantage
  - Loan yields have shown relative stability, evidencing smallest yield decline of all peers; hedges add +44bps in 4Q
  - Deposit yields have reverted to all-time lows; expected to reduce further



Falling Rate Cycle Loan and Deposit Yields(4)
Loan Yield
Deposit Costs
5%
4%
3%
2%
1%
0%
2Q19
3Q19
4Q19
1Q20
2Q20
3Q20
4Q20
RF Loan Yields
RF Loan Yields excl. Hedges
Peer Median Loan Yields
RF Deposit Costs
Peer Median Deposit Costs

(1) Source: SEC reporting, peer earnings releases; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. (2) Normalized NIM assumes pre-pandemic cash levels ($750mm) and no PPP loan balances/fees. (3) Change in NII normalized for earning asset growth; earning asset growth backed out at 2.5% spread for all peers. (4) Source: SNL Financial, SEC Reporting, peer earnings release; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A disruption.

REGIONS 12

13 9.9% 9.6% 9.5% 8.7% 6.9% 6.1% 5.4% 5.2% 5.0% 2.9% 2.0% 0.5% 0.3% 1.7 4.1 4.4 1.1 1.4 3.6 2.5 1.0 2.1 P e e r 12 R F 4Q R F 3Q P e e r 11 P e e r 10 P e e r 9 P e e r 8 P e e r 7 P e e r 6 P e e r 5 P e e r 4 P e e r 3 P e e r 2 P e e r 1 Cash-flow Hedge Program Details 12/31/20(1) • $20.75B of total $21.75B hedges active in 4Q20; $250mm started in 4Q • Remaining $1B in notional became active 1/24/2021 • Better protected than peer set both in size and duration of protection • Current pre-tax unrealized gain on hedges = ~$1.6B; added $97M to NII in 4Q, or ~10% of NII Hedging strategy protection Cash-Flow Hedge Notional Fixed Rate/ Strike(3) Inclusive of deferred G/L(4) Program Swaps $11.0B 2.15% 2.18% Program Floors $5.75B 2.14% 2.40% Legacy Swaps $5.00B 1.49% 1.77% (1) Includes both active and forward starting swaps/floors entered into prior to 9/30/2020 that provide incremental NII protection. (2) Peers 1, 2, 3, 4, & 8 did not disclose weighted average lives of cash flow hedge. (3) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (4) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges. (5) Uses EOP 3Q20 data latest available when published; Source: SNL Financial, SEC Reporting; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A noise. Cash-flow Hedge Contribution to NII - 3Q20(1) P e e r 2 P e e r 3 P e e r 6 P e e r 11 P e e r 5 P e e r 1 P e e r 7 P e e r 10 P e e r 8 P e e r 12 P e e r 4 P e e r 9 R F -50 0 50 100 150 200 P e e r 3 P e e r 11 P e e r 2 P e e r 7 P e e r 6 P e e r 5 P e e r 1 P e e r 4 P e e r 8 P e e r 9 P e e r 10 P e e r 12 R F -10% 0% 10% 20% 30% 40% 50% Securities and hedges as % of earning assets(5) Change in AOCI / earning assets 3Q20 vs 2Q19(5) b as is p oi n ts Peer Median 24% Securities Cash Flow Hedges Change in Securities AOCI / Earning Assets Peer Median 49bps Change in Hedge AOCI / Earning Assets WAL remaining on CF Hedges(2)

14 Agency/UST 1% Agency MBS 70% Agency CMBS 23% Non-Agency CMBS 2% Corporate Bonds 4% Interest rate exposure of future business and long-term rates (1) 12/31/2020 data; Source: Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, and TFC. (2) Includes AFS, the unrealized AFS gain, and HTM securities as of 12/31/2020. • The majority of Regions’ residual NII exposure to interest rates comes from future business activities and cash-flow reinvestment; full-year 2021 estimate: • ~$11B fixed-rate loan production (excl. PPP) • ~$5B fixed-rate securities reinvestment • Balance sheet mix is a reasonable proxy for long-end rate sensitivity • Exposure to fixed-rate assets in line with peers (~50% fixed excluding hedges) • Largely able to offset ongoing impacts of reinvestment through balance sheet management strategies Securities portfolio composition(2) • Within the securities portfolio, reinvestment and premium amortization contribute to a portion of Regions’ NII exposure to interest rates • Portfolio constructed to protect against lower market rates • ~30% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs) • Purchase MBS with loan characteristics that offer prepayment protection: lower loan balances, seasoning, and state-specific geographic concentrations • Grew the securities portfolio by ~$3B during 3Q20 in order to deploy elevated cash balances and optimize NII/NIM • MBS-related book premium amortization has increased as a result of higher premiums on mortgage securities purchased and Ginnie Mae buy-out activity; impact included in run-rate guidance $28.3B P e e r 1 P e e r 2 P e e r 3 P e e r 4 R F P e e r 5 P e e r 6 P e e r 7 P e e r 8 P e e r 9 P e e r 10 P e e r 11 P e e r 12 P e e r 13 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Fixed / float loan mix(1) % Fixed % Variable Peer median = 49% Fixed/float loan mix(1)

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	4Q20	Change vs 3Q20	Change vs 4Q19
Service charges on deposit accounts	$160	5.3%	(14.4)%
Card and ATM fees	117	1.7%	4.5%
Capital markets income (excluding CVA/DVA)	102	82.1%	82.1%
Capital Markets - CVA/DVA	8	60.0%	60.0%
Wealth management income	89	4.7%	6.0%
Mortgage income	75	(30.6)%	53.1%
Bank-owned life insurance	43	152.9%	138.9%
Market value adjustments (on employee benefit assets - other)	7	(50.0)%	—%
Valuation gain on equity investment	6	(86.4)%	NM
Other	73	23.7%	65.9%
Total non-interest income	$680	3.8%	21.0%
Adjusted non-interest income[1]	$649	6.7%	15.1%

QoQ highlights & outlook

- Expect 2021 service charges to grow but remain 10%-15% below 2019 levels due to continued elevated deposits and ongoing enhancements to overdraft practices and transaction posting
- Card & ATM fees have fully recovered; expect solid growth in 2021 vs pre-pandemic levels
- Capital Markets delivered a record quarter; expect near-term quarterly run rate of $55-$65M ex-CVA/DVA
- Wealth Management had a solid quarter and year, up 5% in both; expect continued growth in 2021
- Mortgage income expected to be a meaningful contributor to 2021 fee revenue, but below record 2020 levels[2]; experienced 60bps of market share gains vs 2019
- 4Q bank-owned life insurance includes a $25M gain associated with policy exchange
- Expect 2021 adjusted total revenue to be down modestly compared to 2020 (dependent on timing & amount of PPP forgiveness)

(1) Non-GAAP; see appendix for reconciliation. (2) 2020 mortgage production and production-related revenue were both records.
NM - Not Meaningful

REGIONS 15

16 Consumer 52% Wealth Management14% Corporate 34% 4Q20 fee revenue by segment(1) Diversified non-interest income ($ in millions) • Consumer fee income categories include service charges on deposit accounts, card and ATM fees, and mortgage income generated through origination and servicing of residential mortgages Consumer Wealth Management • Wealth Management offers individuals, businesses, governmental institutions and non-profit entities a wide range of solutions to help protect, grow and transfer wealth • Offerings include credit related products, trust and investment management, asset management, retirement and savings solutions and estate planning Corporate • Corporate fee income categories include treasury management and capital markets activities • Capital markets activities include capital raising, advisory and M&A services and mitigating risk with rate, commodity and foreign exchange products • Treasury management activities focus on delivering traditional cash management services, commercial card, and global trade products to clients $680M (1) Pie %'s exclude the non-interest income (loss) from the Other Segment totaling $58 million.

17 Closed mortgages expected to exceed $3.6T in 2020 across the US(1) Purchase and refinance volume expected to remain strong in 2021 driven by continued low rates, but declining from 2020 industry production(1) Investments in people, process and technology began in 2018 Significantly improved share of production within the industry(2) 752 Avg. FICO 60% current LTV Purchase volume +37% YTD vs +17% for peers(2) Leverage operating advantage to grow mortgage share and relationships Investing For Growth Prime Portfolio Delivery Efficiency Mortgage Servicing Market Strength 65% lower origination and fulfillment cost than industry average(3) Omnichannel capabilities and partnership with retail bank create competitive advantage Servicing expense in line with peer average(3) $52B servicing portfolio(4) with capacity to grow to $70B (1) Mortgage Bankers Association - Jan 2021. (2) Informa - 2020 through Dec. (3) MBA Stratmor (Fall 2020). (4) Includes owned portfolio and serviced for others.

18(1) Non-GAAP; see appendix for reconciliation. (2) 2020 adjusted non-interest expenses include ~$60M of expense associated with the Ascentium acquisition that closed 4/1/2020. • Adjusted expenses(1) increased 5% QoQ driven primarily by higher incentive compensation from record capital markets activities • Base salaries were lower QoQ as the company continued to build greater efficiencies through its ongoing continuous improvement process focused on making banking easier for customers and associates • Expect 2021 adjusted non-interest expenses to remain stable to down modestly compared to 2020 $3,387 $3,419 $3,434 $3,443 $3,541 2016 2017 2018 2019 2020 Non-interest expense QoQ highlights & outlookAdjusted non-interest expense(1) ($ in millions) $869 $889 $930 58.1% 55.3% 55.8% Adjusted non-interest expense Adjusted efficiency ratio 4Q19 3Q20 4Q20 ~1% CAGR (1) (1) (2)

19 2.69% 2.63% 2.36% 2.23% 2.21% 2.14% 2.13% 2.12% 2.11% 2.11% 2.00% 1.99% 1.95% 1.56% RF Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10 Peer 11 Peer 12 Peer 13 Strong PPI(1) profile (1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represents the simple average of 3Q20 and 4Q20 disclosed amounts. 4Q20 RWA estimates were not available for two peers as of the preparation of this analysis so an estimate was included based on those peers’ historical data. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. Adjusted PPI(1) to RWA(2) • Regions' 4Q adjusted pre-tax pre-provision income (PPI)(1) was the highest in over a decade • NII is supported by a significant hedging program; hedges contributed $97M in 4Q and are expected to contribute ~$100M in 1Q21; average tenors are ~5yrs; size and duration of hedging program is a relative differentiator • Despite COVID-19 pandemic-related pressures, adjusted non-interest income(1) increased 7% in 4Q driven by solid mortgage and record capital markets income • Proven track record of prudent expense management; with approximately 50% of identified Simplify & Grow initiatives completed, additional opportunity remains

20 47% 49% 4% 63% 35% 2% 34% 58% 8% $699M $87B $120B 4Q20 Pre-tax pre- provision income(1) 4Q20 Average deposits 4Q20 Average loans (1) Pie %'s exclude the pre-tax pre-provision income (loss) from the Other Segment totaling $(199) million. Business segments Consumer Corporate Wealth Management

21 2014 2020 RF Peer 1 Peer 2 Peer3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 2014 2020 2014 2020 Creating Efficiencies… ...To Re-Invest In the Business… • Migration to single job family in branches along with transaction migration and thin network strategy are driving reduction in branches and FTE • Continued top-decile customer satisfaction and loyalty scores ROSIE: Regions Optimal Solutions Intelligence Engine Omnichannel Experience20% 26% Branch Count (1) Consumer Banking Group - Prudent cost management fueling growth and industry leading efficiency Branch FTE ...Fueling Continued Growth... +5% Consumer Checking Households (MM) ...Resulting in Industry Leading Efficiency Ratio(3) (1) Branch Count as of 1-1-2014. (2) Consumer Bank – LOB FY Average Deposits. (3) Efficiency Ratio from FY 2019; Peers include CFG, CMA, FITB, HBAN, KEY, PNC, TFC, USB. 20 19 20 20 57 .8% 59 .3% 59 .6% 61 .0% 61 .3% • 505 bps improvement across 2017 - 2020 64 .6% 65 .7% 66 .1% 2014 2020 Consumer Deposits (2) 74 .2% 8 5. 3% +2 8%

Corporate Banking Group

GENERATING Consistent Sustainable Long-term Performance

2020: A year to align, transform, and execute to deliver long-term shared value

Our investments generated return

ascentium CAPITAL

Acquired and integrated within 9 months

BLACKARCH

Provided strong fee generation

Accelerated digital sales and digital lending capabilities

Our model proved resilient

	Record Financial Performance[1]
90%	Remote Associates[2]
46k	PPP Loans
15.3k	Payment Deferrals[3]
77.8k	Strategic & Virtual Client Conversations[2]
8.6k	Treasury Business Resiliency Plans[2]

Our associates delivered results

GREENWICH ASSOCIATES
- 13 Greenwich Excellence Awards
- Standout Commercial Bank Amid Crisis

SBA
- Export Lender of the Year
- Preferred Lender Status for Working Capital Program

EXIM EXPORT-IMPORT BANK OF THE UNITED STATES
- Lender of the Year
- Increased Delegated Lending Authority

GALLUP
- Top Decile for TM Service Quality

BARLOW RESEARCH
- #1 Bank in Small Business Service Quality

Note: (1) Reflects 2020 YE. (2) Reported as of March to October 2020. (3) Regions' deferrals reported YTD as of December 17, 2020, Includes Ascentium deferrals of 13.3k reported YTD as of December 31, 2020.

REGIONS 22

Wealth Management

GENERATING Consistent Sustainable Long-term Performance

Focus on execution while capitalizing on our investments in industry-leading technology to optimize the client and associate experience.

Customer Experience and Communication

- Maintained strong momentum in growth markets and protected business through continued engagement and communication with clients
- Stood up key COVID-19 and business continuity resources for WM associates
- Implemented sales model changes with temporary branch closures due to health and safety concerns of customers and associates; Increased adoption of digital solutions
- Launched season 2 of the Regions Wealth Podcast, expanded topics to represent expertise from RegIS and Institutional Services
- Consistently outperform standard investment benchmarks

Strategic Technology Investments

- Retired legacy bond accounting application and converted to TranStar
- Implemented Bridge, the Salesforce FSC CRM solution for RegIS
- Developed SSO to AdviceWorks, a springboard solution to InvestPath (Digital Advisor)
- Rapid delivery of eSignature capabilities as a part of Emerging Stronger initiative
- Launched EnCapture, a remote desktop scanning/imaging solution
- Numerous process improvement and system access solutions for Wealth Assistants to process client transactions without branch participation
- RWP enhancements to improve retention and deliver future recurring non-interest income

Data Analytics & Governance

- Established Data Governance function within Wealth Management
- Launched Wealth Client IQ, machine learning based data solution for client retention
- Enhanced Guided Discovery to effectively discover investment and retirement objectives that should be referred to a Financial Advisor for needs-based conversation
- Continued support of enhancements of existing BI dashboards to aid in client management
- Team restructuring and new associate additions to enhance Wealth Data and Analytics capabilities

Financials and KPIs

- WM Non-Interest Income grew 4.7% YoY
- Deposit growth of 19.1% (ending YoY)
- Total Client Assets grew 10.5% YoY
- Asset Management modeled portfolios exceeded their 1-, 3-, and 5-year benchmarks

REGIONS 23

Average loans

GENERATING Consistent Sustainable Long-term Performance

Adjusted average loans and leases[1]

($ in billions)



$78.6
26.6
52.0
4Q19
$82.0
27.3
54.7
3Q20
$80.1
27.4
52.7
4Q20
Adjusted business loans(1)
Adjusted consumer loans(1)

QoQ highlights & outlook

- Average loans decreased 3%; adjusted average loans[1] decreased 2%
- Commercial line utilization levels reached historical low, ending quarter just under 40%
- Despite improving pipelines, utilization is expected to remain muted through the first half of 2021
- Active portfolio management; $408M of commercial loans sold or transferred to HFS in 4Q
- PPP forgiveness drove a $415M reduction in average loan balances
- Mortgage production finished the year strong, with FY 2020 more than doubling 2019 levels
- Expect 2021 adjusted average loans to be down low single digits compared to 2020; and adjusted ending loans are expected to grow low single digits

(1) Non-GAAP, see appendix for reconciliation.

REGIONS 24

25 $43.9 $5.4 $0.3 $5.5 $1.9 Commercial and Industrial CRE Mortgage - OO CRE Construction - OO IRE - Mortgage IRE - Construction 4Q20 average loan composition $16.4 $1.0 $2.5 $7.4 $1.2 $1.1 Mortgage Indirect-Vehicles Indirect-Other Home Equity Credit Card Other Average consumer loans $29.6B Average business loans $57.0B ($ in billions)($ in billions)

Commercial & IRE loans

GENERATING Consistent Sustainable Long-term Performance

As of 12/31/20 ($ in millions)	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,622	$1,605	61%
Agriculture	756	424	56%
Educational Services	3,907	3,055	78%
Energy - Oil, Gas & Coal	4,013	1,676	42%
Financial Services	9,321	4,416	47%
Government & Public Sector	3,528	2,907	82%
Healthcare	6,609	4,141	63%
Information	2,795	1,699	61%
Professional, Scientific & Technical Services	4,061	2,467	61%
Real Estate	14,741	7,285	49%
Religious, Leisure, Personal & Non-Profit Services	2,776	1,966	71%
Restaurant, Accommodation & Lodging	2,537	2,196	87%
Retail Trade	4,756	2,578	54%
Transportation & Warehousing	4,146	2,731	66%
Utilities	4,587	1,829	40%
Wholesale	6,353	3,050	48%
Manufacturing	8,771	4,555	52%
Other(1)	264	(5)	N/A
Total Commercial	$86,543	$48,575	56%
Land	$131	$98	75%
Single-Family/Condo	1,564	715	46%
Hotel	296	268	91%
Industrial	970	841	87%
Office	2,154	1,890	88%
Retail	779	749	96%
Multi-Family	3,224	1,916	59%
Other(1)	985	786	80%
Total Investor Real Estate	$10,103	$7,263	72%

- The outstanding balance for Real Estate within the Commercial section reflects $2,218M of Real Estate Services & Construction loans as well as $5,067M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $606M in balances with $824M in commitments
  - Retail REITs total $1,210M in balances and $2,802M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~39.9% at 12/31/2020

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

REGIONS 26

27 $94.5 $116.7 $119.8 59.4 68.8 69.9 26.6 38.8 40.67.9 8.7 8.9 0.6 0.4 0.4 4Q19 3Q20 4Q20 Average deposits (1) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits). Average deposits by segment ($ in billions) Wealth Mgt Other(1) Consumer Bank Corporate Bank • Average and ending deposits increased 3% • Full-year average deposits 17% higher than 2019 ◦ Growth predominately in non- interest bearing core operating accounts across all three business segments ◦ Growth driven primarily by higher balances; also experiencing strong account growth • Expect near-term deposit balances will continue to increase, particularly as the second round of stimulus is disbursed QoQ highlights & outlook

28 • During 4Q declared $148M in common dividends • Federal Reserve released results of its updated Supervisory Stress Test and indicated Regions met or exceeded all minimum capital levels under the provided scenarios • Common Equity Tier 1 ratio increased ~50 bps to an estimated 9.8%; in the near-term intend to stay on high end of 9.5-10% operating range • Historically high deposit balances contributed to 500 bps decline in 4Q loan-to-deposit ratio QoQ highlights & outlook Common equity Tier 1 ratio(1) 9.7% 9.3% 9.8% 4Q19 3Q20 4Q20 10.9% 10.8% 11.4% 4Q19 3Q20 4Q20 Tier 1 capital ratio(1) Capital and liquidity (1) Current quarter ratios are estimated. (2) Based on ending balances. Loan-to-deposit ratio(2) 85% 75% 70% 4Q19 3Q20 4Q20

29 9.32% 0.64% 0.01% 0.01% (0.14)% 9.84% CET1 Waterfall (1) Non-GAAP; see appendix for reconciliation. (2) Provision benefit includes the impact of CECL deferral. (3) Current quarter ratios are estimated. 3Q20 CET1% Pre-tax pre- provision income(1) Common Dividend 4Q20 CET1%(3) Provision benefit(2) Tax & Other

30 Significant protection • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set ◦ Regions’ coverage equates to roughly 13.5% of RWA vs. the peer median of 12.3% • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion 3Q20 CET1 + Additional Loss Absorbency(1)(2) % of RWA 14.68% 14.12% 13.85% 13.55% 13.20% 12.66% 12.57% 12.46% 12.11% 12.01% 12.01% 12.01% 11.84% 11.29% 11.08% 11.71% 10.14% 9.84% 9.32% 10.30% 9.89% 10.43% 10.25% 10.04% 9.82% 9.81% 9.43% 9.47% 9.30% 9.21% 1.94% 1.95% 2.14% 2.24% 2.02% 2.12% 1.53% 1.56% 1.65% 1.87% 1.72% 2.01% 1.48% 1.58% 1.67% 1.03% 2.03% 1.87% 1.99% 0.88% 0.65% 0.61% 0.65% 0.42% 0.32% 0.48% 0.57% 0.89% 0.41% 0.20% Peer #1 Peer #2 RF-4Q RF-3Q Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 3Q20. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, TFC. CET1 ACL AOCI: AFS/CF Hedges

Optimizing capital while continuing to invest

GENERATING
Consistent Sustainable
Long-term Performance

Capital Optimization

Corporate/Commercial

- Stood up loan sales and trading desk; supports active portfolio management
- Return optimization managed through the Capital Commitments Working Group
- Continuous improvements to risk-adjusted returns & capital allocation models

Indirect

- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

Regions Insurance Group

- Sold in July 2018 redeployed capital generated to shareholders

Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.

Investments

Talent and Technology

- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

Mortgage Servicing Rights

- Active in MSR bulk purchases
- Two significant MSR flow-deal arrangements

Corporate Banking

- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

Wealth Management

- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

REGIONS | 31

32 $0 $614 $0 $1,000 $100 $900 $800 — 360 — 1,000 750 254 150 300 500 HoldCo Senior Notes Bank Senior Notes HoldCo Subordinated Notes Bank Subordinated Notes 2020 2021 2022 2023 2024 2025 2037 Regions unsecured debt and credit ratings profile • Unsecured wholesale debt footprint represents just 2.3% of 12/31/2020 assets with Holding Company and Bank unsecured debt making up 1.8% and 0.5% of 12/31/2020 assets, respectively Moody's S&P Fitch Regions Financial Corporation Senior Unsecured Debt Baa2 BBB+ BBB+ Subordinated Debt Baa2 BBB BBB Regions Bank Senior Unsecured Debt Baa2 A- BBB+ Subordinated Debt Baa2 BBB+ BBB Outlook Stable Stable Stable Debt maturity profile(1) Select credit ratings ($ in millions) (1) As of 12/31/2020. On 1/22/2021 called the remaining HoldCo Senior Notes maturing in 2021.

33 Board Liquidity Risk Appetite Significant customer deposit growth, coupled with ample liquidity resources beyond deposits, has positioned Regions well to meet customer needs as the economy continues to reopen and expand: • FHLB provides funding collateralized by mortgage and CRE loans • Unencumbered highly liquid securities can be pledged to the FHLB • Regions also maintains access to the corporate debt and equity markets Liquidity Risk Management Funding • Cash flow projections • Early warning indicators • Contingency Funding Plan Stress Testing • Liquidity buffers • Multiple economic scenarios • Various stress horizons Risk Limits •Maturity limits • Funding concentration limits • Off balance sheet exposure limits Ample sources of additional liquidity aided by strong Risk Management Regions’ Risk Management and Stress Testing have guided the company to strong liquidity levels that ensure continued stability in the current economic environment. Additional Liquidity Sources ($ in billions) Liquidity Value(1) Readily available funding sources (incl. cash) $50 Discount window availability $13 Grand total with discount window $63 (1) As of December 31, 2020. Note: Available liquidity levels depend on valuations of collateral which may vary according to market conditions and methodologies maintained by FHLB, the Federal Reserve and other market entities.

Empowered by innovation & data

GENERATING Consistent Sustainable Long-term Performance

Expanding Influence of Data & Personalization

REGIONS 360® Efforts

Omnichannel view of customers for a "You Know Me & Value Me" experience

Regions Client IQ (RCLIQ) delivering 'needs based' engagement resulting in $9.5M in corporate revenue

ROSIE

Personalized offering of products and services resulting in $26M in revenue

Reduced Fraud Losses

2020 Fraud Losses are ~50% lower than 2019

rVOiCe

Accelerating digital transformation through customer feedback



Platform Modernization

Deposit & Lending Modernization

Modernization of the Bank's Core Systems to enable product and service innovation

New Fulfillment & Servicing Platforms for Real Estate Loans

Path to omnichannel experience

Centralization of Data/Modernization

Leveraging modern Big Data Platforms

New Wealth Relationship Platform

Regions Bridge provides a single client relationship view to better serve customers



Enhanced Fraud Analytics
Improved BSA/AML Enhanced Due Diligence & Control Environment

Data Visualization Roadmap
Delivering visualization capabilities for improved insights and intelligence

Established Cloud Center of Excellence
90+ SaaS applications in cloud (hosted externally)

Relocation of Data Center
Better access to technology providers

Established Data Governance
Unification of data architecture, data assets, and data catalog

Modernizing Technology Practices
Shift to DevOps and increasing usage of Agile principles

REGIONS 34

Differentiating through customer experience

GENERATING Consistent Sustainable Long-term Performance

Digital Acceleration


REGIONS
Digital Users up
~7%
with over 2MM active mobile customers

Mobile App Redesign
4.8 iOS App Rating New Mobile features include TermIT, Recurring Transfers, External Transfers

Increase in Digital Usage
1.1+ Billion Digital Logins in 2020 for a 21% increase over last year

Zelle

Customers made Zelle payments totaling over $1 Billion

Innovating Operations

Regions Secure Messaging
82% Customer Satisfaction Rating

Automated Interactions
86% average containment rate

Collections Self-Service Portal
New digital offering


REGIONS
May I Help You?

Emerging Stronger Rapid Development
Digital Sales, Mobile Enhancements, and eSignature acceleration

Authentication Improvements & Engines
New Fraud Origination Engine, Device Authentication, Pindrop, ThreatMetrix, Multi-Factor Authentication

Automated Operations & Faster Payments
Improved operational efficiency and transparency through automation and enabling faster payment options

Expansion of Customer Interaction Points
Reggie Enhancements (Virtual Banker), Virtual Teller Machines, Chat, Video Banking



- #1 in 2020 Customer Satisfaction - Online Banking
- #2 in 2020 Customer Satisfaction - Mobile Banking
- #1 in 2020 U.S. Credit Card Satisfaction Study
- #2 in 2020 Primary Mortgage Servicer Satisfaction Study

REGIONS 35

36 Digital advantage from past technology investments Digital Expansion & Resiliency Increased daily mobile deposit limits 99%+ system availability sustained eSign Expansion Expanded eSign functionality to 18 new groups and enabled an additional 139 forms PPP & Stimulus Payments Processed more than $4 Billion loan applications, over a decade’s worth of SBA applications, in 14 days Provided free stimulus check cashing via branch, ATM, and Mobile Active Fraud monitoring Adapting to Meet Changing Customer Needs Branch by appointment Shifted to drive-thru service and walk up windows VTM usage hit all time highs Video Banking Pandemic Resiliency & Adaptive Response Work from Home Enablement 90% of non-branch working remote 85% remote Contact Center Established work from home solution for offshore resources Automation Automated Forbearance and Extension Requests Incorporated Courtesy Call Back with 50% adoption Automated claims Enabled Collections Self Service

37 System Maintenance New Technology Cybersecurity / Risk Management Continue to invest for the future $625MM in technology spending 48%42% 10% • ~10-11% of revenue is reserved for Technology Spend. • Technology Spend is expected to stay flat and produce innovation through New Technology Investments. Past investment on innovation and strategy provided a firm, resilient foundation for addressing changes in customer needs. • Deposit & Lending Modernization initiatives will be funded through current Technology Spend. • Deposit & Lending Modernization will take a staggered approach to the replacement strategy. Consumer Lending efforts begin in 2021 with runway through 2027 to complete the overall program. • Investments over the last 4 years to modernize the customer experience and transform the technology operating model allow system modernization to be prioritized for new technology spend.

38 246 286 301 119 143 158 127 143 143 4Q19 3Q20 4Q20 2.7 2.8 2.9 4Q19 3Q20 4Q20 Mobile Banking Log-Ins 1.88 2.01 2.04 4Q19 3Q20 4Q20 14% 20% 20% 29% 34% 33% 57% 46% 47% 4Q19 3Q20 4Q20 40.2 73.0 63.8 31.0 63.5 53.35.1 2.8 2.4 4.1 6.7 8.1 4Q19 3Q20 4Q20 61% 67% 66% 39% 33% 34% 4Q19 3Q20 4Q20 Growth in Digital Digital Banking Log-Ins Customer Transactions Deposit Transactions by Channel Mix 22% YoY 7% YoY (Millions) (Millions) Active Digital Banking Users Active Mobile Banking Users (Millions) 9% YoY Online Banking Log-Ins Digital Sales(1) (Accounts in Thousands) Deposits Credit Card Accounts Loans Digital Non-Digital Mobile ATM Branch (1) Digital sales represents accounts opened. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs. (3)Transactions represent Consumer customer deposits, transfers, mobile deposits, fee refunds, withdrawals, payments, official checks, transfers, bill payments, and Western Union. Excludes ACH and Debit Card purchases/refunds. (2)(3)

39Note: data through 4Q20. Initiatives complete Initiatives to be completed Total number of initiatives Revenue 11 19 30 Organizational efficiency, effectiveness & simplification 22 12 34 Third-party spend reductions 15 11 26 Total initiatives 48 42 90 Continuous improvement initiatives delivering solid results Already Completed 73% Top 5 24% Top 6-10 2% All Others 1% Simplify & Grow expense initiativesSimplify & Grow initiative tracker • Regions' continuous improvement strategic initiative is focused on making banking easier, driving revenue growth, and improving efficiency and effectiveness • 48 of 90 planned Simplify & Grow initiatives have been completed through 12/31/2020 • 67% of the total planned initiatives are expense related • 37 of the 48 completed initiatives targeted expenses, reiterating Regions' commitment to focus on what we can control (% represents $ of savings)

40 2014 2015 2016 2017 2018 2019 2020 2021E 2013 2014 2015 2016 2017 2018 2019 2020 2021E Branch Efficiency Through 2020 Optimizing the branch network Consolidations funding growth initiatives • >400 branches consolidated from 2014 – EOY 2020 while opening 72 branches • The branch network shrank by 59 in 2020, driven by 75 consolidations and 16 De Novos • Branch count down ~20% and FTE headcount down ~26% while growing business, maintaining top decile loyalty, and improving Consumer segment efficiency • Further reduce branch count by ~60 in 2021 with ~70 consolidations(1) and ~10 De Novos(1) • Continue to optimize core market networks with De Novo infills, relocations and consolidations • Improve growth market distribution: ◦ St. Louis De Novo strategy is complete ◦ Houston and Atlanta are progressing well ◦ Optimization efforts in Orlando, Indianapolis, Charleston, and Greenville will continue to ramp up in 2021 Forward Strategies Cumulative branch consolidations and de novos Branch count -20% (1) Not all locations have been identified Consolidations De novos

41 $96 $113 $94 65 38 41 31 75 530.46% 0.50% 0.43% 4Q19 3Q20 4Q20 $507 $767 $745 180% 316% 308% 4Q19 3Q20 4Q20 NPLs and ACL coverage ratio Asset quality ($ in millions) ($ in millions) ACL to loans coverage ratioNet charge-offs and ratio NPLs - excluding LHFS ACL coverage ratio Consumer net charge-offs Business services net charge-offs Net charge-offs ratio (1) Non-GAAP; see appendix for reconciliation. (2) CECL Day 1 ratio is as of January 1, 2020. • 4Q annualized net charge-offs 43 bps, a 7 bps improvement QoQ primarily driven by improvement within commercial portfolios • NPLs decreased ~3% QoQ • $38M benefit to provision resulted in ACL of 2.69% of total loans (2.81%(1) ex-PPP) • Further reductions in ACL will depend on timing of charge-offs and greater certainty with respect to path of economic recovery • Expect full-year 2021 net charge-offs to range from 55 to 65bps 1.71% 2.74% 2.69% 1.71% 2.90% 2.81% ACL/Loans (incl. PPP) ACL/Loans (excl. PPP) Day 1 3Q20 4Q20 (1) (2)

42 Other Changes (Model Uncertainty & Portfolio Risk) $2,425 $(94) $(137) $99 $2,293 Allowance for credit losses waterfall Changes in Economic Outlook Net Charge- Offs 12/31/2020 • 4Q ending allowance was down ~$132M due to stabilization in economic outlook and improved credit performance, charge-offs previously provided for, and the impact of active portfolio management strategies • The benefits of an improving economic outlook were partially offset by increases to qualitative factors QoQ highlights ($ in millions) 9/30/2020

43 Pre-R&S period 4Q2020 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 Real GDP, annualized % change 3.4% 0.5% 1.6% 5.0% 5.3% 3.9% 2.9% 2.4% 2.4 % Unemployment rate 6.8% 6.6% 6.4% 6.1% 5.8% 5.4% 5.2% 5.0% 4.9 % HPI, year-over-year % change 7.2% 7.2% 6.8% 5.4% 3.8% 3.1% 3.0% 2.9% 3.0 % S&P 500 3,579 3,705 3,755 3,803 3,850 3,900 3,944 3,988 4,028 Base R&S economic outlook (as of December 11, 2020) • Economic forecasts represent Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given uncertainty in the path of the economic recovery, management developed alternative analytics to support qualitative additions to our modeled results.

44 As of 12/31/20 As of 9/30/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $42,870 $1,027 2.40% $45,199 $1,119 2.48 % CRE-OO mortgage 5,405 242 4.47% 5,451 247 4.53 % CRE-OO construction 300 24 7.98% 305 22 7.16 % Total commercial $48,575 $1,293 2.66% $50,955 $1,388 2.72 % IRE mortgage 5,394 167 3.10% 5,598 165 2.94 % IRE construction 1,869 30 1.58% 1,984 30 1.53 % Total IRE $7,263 $197 2.71% $7,582 $195 2.57 % Residential first mortgage 16,575 155 0.94% 16,195 153 0.94 % Home equity lines 4,539 122 2.69% 4,753 131 2.75 % Home equity loans 2,713 33 1.23% 2,839 38 1.34 % Indirect-vehicles 934 19 2.04% 1,120 26 2.38 % Indirect-other consumer 2,431 241 9.92% 2,663 258 9.70 % Consumer credit card 1,213 161 13.30% 1,189 162 13.59 % Other consumer 1,023 72 7.01% 1,063 74 6.95 % Total consumer $29,428 $803 2.73% $29,822 $842 2.82 % Total $85,266 $2,293 2.69% $88,359 $2,425 2.74 % Government guaranteed PPP loans 3,624 1 — 4,594 — — Total, excluding PPP loans(1) $81,642 $2,292 2.81% $83,765 $2,425 2.90 % Allowance Allocation (1) Non-GAAP; see appendix for reconciliation. Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 2.61%.

Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of December 31, 2020)

GENERATING Consistent Sustainable Long-term Performance

C&I Portfolio	BAL$(1)	% of BAL$	Utilization Rate(2)	% Criticized
Energy - Oil & Gas Extraction, Oilfield Services, Coal	$1.13b	1.3%	53%	39%
Healthcare - Offices of Physicians and Other Health Practitioners	$0.95b	1.1%	72%	3%
Consumer Services & Travel - Amusement, Arts and Recreation, Personal Care Services, Charter Bus Industry	$0.65b	0.8%	67%	13%
Retail (non-essential) - Furniture & Furnishings, Miscellaneous Store Retailers, Clothing	$0.50b	0.6%	43%	8%
Restaurants - Full Service	$0.71b	0.8%	83%	64%
Total C&I high-risk industry sectors	$3.94b	4.6%	61%	27%

CRE related exposures including unsecured C&I	BAL$(1)	% of BAL$	Utilization Rate(2)	% Criticized
IRE Hotels - Full service, limited service, extended stay	$0.27b	0.3%	91%	94%
IRE Retail (non-essential) - Inclusive of malls and outlet centers	$0.75b	0.9%	96%	26%
Total CRE-related high-risk industry sectors	$1.02b	1.2%	95%	44%
Total high-risk industry sectors	$4.96b			
Other specifically identified at-risk assets	$0.19b			
Total	$5.15b			

Ongoing Portfolio Surveillance

- Proactive, frequent customer dialogue
- Closely monitoring most vulnerable customers
- Monitoring ratings migration

(1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes PPP, Operating Leases and Loans Held For Sale.

REGIONS 45

COVID-19 high-risk industry sectors waterfall
($ in billions)


$6.58
$0.89
$0.19
$(1.90)
$(0.61)
$5.15
9/30/2020 High-Risk Balances
Sector Additions
Specifically Identified Assets
Sector Deletions
Other Activity(1)
12/31/2020 High-Risk Balances

QoQ highlights

- COVID high-risk industries are continuously refined to those exhibiting higher levels of stress due to COVID impact
- Specifically identified at-risk assets not falling into currently flagged sectors were included
- Several sub-sectors were added, including but not limited to:
  - C&I Retail (non-essential)
  - Personal Care Services in Consumer Services & Travel
  - Coal in Energy
- Several sub-sectors were removed, including but not limited to:
  - Religious Organizations
  - Unsecured CRE Hotel and Retail

(1) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes.

REGIONS 46

Energy lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients [1]	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
	As of 12/31/20					
Oilfield services and supply (OFS)[2]	148	$449	$289	64%	$66	23%
Exploration and production (E&P)[2]	100	1,391	787	57%	346	44%
Midstream	25	1,527	485	32%	135	28%
Downstream	12	341	48	14%	-	—%
Other[3]	9	295	57	19%	30	53%
PPP Loans	112	10	10	100%	-	—%
Total direct	406	$4,013	$1,676	42%	$577	34%

Key Points:

- Energy commitments and outstandings reduced by 15% and 23%, respectively, in 2020
- $136M in total energy charge-offs through 12/31/20 of which $113M are related to pre-2016 originations for borrowers unable to refinance prior to the March 2020 collapse in oil prices
- 11.3% allocated reserve for COVID-19 high-risk energy loans[2] (ex-PPP); 8.8% allocated reserve for total direct (ex-PPP)
- Includes $1.18B in COVID-19 high-risk industry sectors for December 31, 2020.

Areas for Optimism:

- No leveraged loans within the direct energy related balances
- Oil prices have rebounded from all-time lows seen in April 2020
- Midstream has performed well to date with nominal risk rating migration and no charge-offs
- Average oil hedge position of 54% and 20% of proved developed producing reserves (PDP) for 2021 and 2022, respectively with natural gas hedged at 87% and 54% of PDP for the same periods.

(1) Represents the number of clients with loan balances outstanding. (2) OFS, E&P, Coal and other specifically identified assets are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

REGIONS 47

48 $ (M ill io ns ) 1Q2015 4Q2020 E& P Oil fie ld Se rvi ce s Mi ds tre am Do wn str ea m Ot he r PP P L oa ns $0 $300 $600 $900 $1,200 $1,500 Energy lending (continued) Balances by Category Gross Losses *Other Losses include losses to MLP funds as well as losses related to coal. $ (M ill io ns ) $0.0 $28.5 $36.7 $75.1 $33.0 $6.0 $135.9 E&P Oilfield Services Midstream Downstream Other* 20 14 20 15 20 16 20 17 20 18 20 19 20 20 $0 $20 $40 $60 $80 $100 $120 $140 $ (M ill io ns ) Total Commitments Outstanding Balances 4Q 20 19 3Q 20 20 4Q 20 20 $0 $1,000 $2,000 $3,000 $4,000 $5,000 Balance Trend

49 As of 12/31/20 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized Quick Service 13,188 $1,374 $1,127 82% $98 9% Casual Dining 30 488 429 88% 389 91% Other 22 148 120 81% 97 81% PPP Loans 2,475 347 347 100% — —% Total Restaurants 15,715 $2,357 $2,023 86% $584 29% Restaurant lending •In Restaurant lending, we are focused on Quick Serve and Fast Casual managed in Commercial Banking. •Our exposure to Casual Dining continues to reduce as reflected in the $63M decline in outstandings in that sector compared to YE 2019. •$705M balances of full-service and other specifically identified assets reflect COVID-19 high-risk loans; 11.5% allocated reserve (ex-PPP); 8.2% allocated reserve to total restaurant balances (ex-PPP) $173M of balances and $180M of commitments relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure. *Represents the number of clients with loan balances outstanding. Key Points: $ (M ill io ns ) $34 $21 $40 Gross Charge-Offs 20 18 20 19 20 20 $0 $20 $40 $60

50 As of 12/31/20 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized CRE-Unsecured (REITs) 11 $824 $606 74% $602 99% IRE – Mortgage 15 216 202 94% 187 93% IRE – Construction 3 80 66 83% 66 100% Consumer Services 3,594 147 140 95% 7 5% PPP Loans 313 33 33 100% — —% Total Hotel related 3,936 $1,300 $1,047 81% $862 82% Hotel lending •CRE – Unsecured outstanding balance is comprised of 11 REIT customers •Includes $0.29B in COVID-19 high-risk industry sectors for December 31, 2020. *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are reflected in the Hotel related exposure Key Points:

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

			As of 12/31/20			
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% Criticized*
CRE-Unsecured (REITs)	26	$2,802	$1,210	43%	$0	—%
IRE	146	779	749	96%	194	26%
C&I	22,780	2,577	1,254	49%	25	2%
CRE-OO	862	804	760	95%	25	3%
ABL	21	1,111	300	27%	110	37%
PPP Loans	4,385	264	264	100%	—	—%
Total Retail (1)	28,220	$8,337	$4,537	54%	$354	8%

Includes $1.30B in COVID-19 high-risk industry sectors for December 31, 2020

Key Points:

- Approximately $319M of outstanding balances across REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$198M Class A and ~$121M Class B/C.
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits.
  - 30% of balances are Investment Grade with low leverage
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected
- IRE and C&I portfolios are widely distributed
  - IRE
    - Largest tenants typically include 'basic needs' anchors.
    - With reopening of many parts of the retail economy, rent collections have surprised to the upside, and 74% of the IRE portfolio is now rated Pass after almost all IRE was downgraded to Criticized at the outset of the Pandemic in 2Q.
  - C&I
    - Largest categories include motor vehicle & parts dealers; gasoline stations; building materials, garden equipment & supplies; and non-store retailers.

Securities portfolio includes ~$485 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 52% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$83 million in retail related high quality, investment grade corporate bonds

(1) Does not include $1 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding.

REGIONS 51

52 14% 13% 10% 9% 9% 8% 8% 8% 21% Healthcare 14% Real Estate 13% Transportation & Warehousing 10% Professional, Scientific & Technical Services 9% Retail Trade 9% Restaurant, Accommodation & Lodging 8% Administrative, Support, Waste & Repair 8% Manufacturing 8% Other 21% (Portfolios <8% of total) 29% 10% 10%7% 7% 37% Florida 29% Alabama 10% Tennessee 10% Georgia 7% Texas 7% Other 37% (States <6% of total) Balances by Industry Loans to Small Business and Small Farms (outstanding balances as of December 31, 2020) Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $241M of HFS • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.2B of the $4.4B SBA loans (including PPP) Portfolio Characteristics $7.4B Balances by State $7.4B

53 Consumer lending portfolio statistics Residential Mortgage • Avg. origination FICO 749 • Current LTV 60% • 97% owner occupied Home Equity • Avg. origination FICO 754 • Current LTV 43% • Only $68.8M of resets through 2021 • 69% of portfolio is 1st lien • Avg. loan size $38,139 Other Consumer Unsecured • Avg. origination FICO 737 • Avg. new loan $8,650 Consumer Third Party Lending • Avg. origination FICO 754 • Avg. new line $25,253 • 49% home improvement loans • 4Q20 Yield 7.74% • 4Q20 QTD NCO 2.95% Consumer Credit Card • Avg. origination FICO 769 • Avg. new line $4,832 • 4Q20 Yield 12.40% • 4Q20 QTD NCO 3.02% 4% 5% 4% 6% 11% 7% 9% 17% 11% 78% 63% 75% 3% 4% 3% Cons R/E secured Cons non-R/E secured Total consumer Not Available Above 720 620-680 Below 620 681-720 Consumer FICO Scores(1) (1) Refreshed FICO scores as of 12/31/2020.

54 2021 expectations (1) Non-GAAP, see appendix for reconciliation. (2) The reconciliation with respect to forward-looking non-GAAP measures is expected to be consistent with actual non-GAAP reconciliations included in the attached appendix or in previous filings with the SEC. (3) Total revenue guidance assumes short-term rates remain near-zero and the 10-year U.S. Treasury yield remains between 1.0% -1.25%. Category FY 2021 Expectations Total Adjusted Revenue (from adjusted 2020 of $6,206)(1)(2)(3) Down modestly (dependent on timing & amount of PPP forgiveness) Adjusted Non-Interest Expense (from adjusted 2020 of $3,541)(1)(2) Stable to down modestly Adjusted Average Loans (from adjusted 2020 of $81,890 )(1)(2) Down low single digits Adjusted Ending Loans (from adjusted 2020 of $79,607 )(1)(2) Up low single digits Net charge-offs / average loans 55 - 65 bps Effective tax rate 20% - 22%

Corporate governance

GENERATING Consistent Sustainable Long-term Performance

Regions understands that good corporate governance is the foundation of sustainable business, and good decision-making is necessary for creating shareholder value over the long term.

Board of Directors

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

Tenure

10 or fewer years


67%

Independence


92%

Diversity

Based on gender, race, ethnicity, or sexual orientation


42%

Balanced, performance-based compensation philosophy

- Transparent targets set at competitive levels
- Pay for performance based on clear and focused goals
- Promote shared value through alignment of the long-term interests of our shareholders, customers, and associates
- Balanced programs incenting sustainable, profitable growth without encouraging unreasonable risks
- Fair and equitable compensation programs align with our corporate values

Robust corporate governance shareholder engagement program

- We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board
- Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders

Other corporate governance highlights

- **Independent** Chair of the Board
- Director-by-Director Board **skills, diversity and composition matrix**
- Adopted a **version of the Rooney Rule** applicable to Director and Section 16 Officer candidates, including CEO
- **Half** of the Board's standing committees **chaired by women**
- Thorough, meaningful Board, committee, and individual Director **self-evaluation process**
- **Balanced** newer, mid-tenured and seasoned Directors
- Mandatory Director retirement age of **72**
- **Non-classified** Board and **annual** Director elections
- Board and committee **oversight of ESG responsibility**, including climate change, sustainability, human capital/talent management and D&I
- Board's **overboarding policy** aligned with ISS, Glass Lewis, and many of our shareholders; **no overboarded Directors** under our policy
- Adopted a **proxy access** by-law provision
- Disclose independent expenditures and corporate **political giving**
- Governance practices aligned with the **Investor Stewardship Group's** Corporate Governance Principles for U.S. Listed Companies
- Board oversight of Regions' response to **COVID-19** impacts

REGIONS 55

Environmental & social highlights[1]

GENERATING Consistent Sustainable Long-term Performance

ESG Recognitions:

- Ranked by Newsweek as one of America's Most Responsible Companies for 2021 (#125)
- Great Place to Work-Certified™ Company (6th consecutive year)
- Named to the JUST 100 as one of America's Most JUST Companies for 2021 by Forbes and JUST Capital (#60)
- Top score of 100 on the Human Rights Campaign's 2020 Corporate Equality Index & achieved the distinction of "Best Places to Work for LGBTQ Equality"

2023 Environmental Goals[2]

Reduce Emissions by **30%**	Reduce Energy Use by **30%**
28% achieved	**19%** achieved

ESG Documents:

- Human Rights Statement
- Supplier Code of Conduct
- Environmental Sustainability Policy Statement & Goals
- Code of Business Conduct & Ethics

ESG Disclosures:

- SASB Disclosure
- ESG Report
- GRI Content Index
- CDP Climate Change Response
- TCFD mini-disclosure (with full report expected in 2021)

Additional Resources:

- Government Affairs Report
- Community Engagement Highlights
- DoingMoreToday.com

*All resources found at https://ir.regions.com/governance

Sustainalytics ESG Risk Rating Low-Risk	JUST Capital Index and ETF Inclusion	SSgA R-Factor Score 65	FTSE4 Good Index Inclusion	AA MSCI ESG Rating

Environmental Sustainability

- $280 million in renewable energy lending in 2019
- 437% year-over-year asset growth in 4 ESG-focused investment products
- Electric vehicle loan product introduced
- 1 million acres of sustainable forestry under management
- Cross-functional working group focused on environmental and social risk in lending practices
- 46% reduction in internal paper use over past 5 years
- Member of Ceres Company Network

Human Capital Management

- **Diversity & Inclusion:** increasing diversity in candidate selection and succession planning; creating a more inclusive culture through activities such as *Week of Understanding* and *Table Talks*
- 2% 401(k) Plan contribution for all eligible associates
- 5% 401(k) Plan matching contribution for all eligible associates
- 12 weeks fully paid leave for birth mothers; 6 weeks fully paid leave for birth fathers and adoptive parents
- $15/hr entry-level wage
- **Regions Edge:** re-skilling and up-skilling through development and learning
- Code of Business Conduct and Ethics and Office of Associate Conduct governing ethical behavior

Customers and Communities

- Regions360®: deliberative, prescriptive approach to identifying customer needs
- Focused community investments to promote inclusive economic growth in 3 areas:
  - Economic and Community Development
  - Financial Wellness
  - Education and Workforce Readiness
- 1.3 million people received financial education from Regions
- $17.4 million in community investments by Regions and Regions Foundation
- 164,000 financial education workshops delivered by associates in person
- 88,000 community service hours logged

Environmental, Social, and Governance flows through line of business strategic plans, contributing to Regions' overall strategic plan

(1) Represents activity between January 1, 2019 and December 31, 2019, unless otherwise noted. (2) 2015 baseline.

REGIONS 56

57 APPENDIX

58 Fact Source Job Growth Bureau of Labor Statistics. "Employment, Hours, and Earnings from the Current Employment Statistics Survey.” data.bls.gov/timeseries/CES0000000001 Population Growth US Census Bureau. “State Intercensal Tables: 2000-2010." https://www.census.gov/data/tables/ time-series/demo/popest/intercensal-2000-2010-state.html US Census Bureau. “State Population Totals and Components of Change: 2010-2019.” https:// www.census.gov/data/tables/time-series/demo/popest/2010s-state-total.html 6 of top 10 states where retirees are moving in footprint Horan, Stephanie. Smartasset. "Where Are Retirees Moving - 2020 edition." https:// smartasset.com/financial-advisor/where-retirees-are-moving-2020 Alabama - #2 state for workforce development BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Tennessee - top 3 state for business climate BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Louisiana - #2 state for manufacturing output BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Georgia - #1 state for film production BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ GDP by Footprint Duffin, Erin. Statista. “Real Gross Domestic Product (GDP) of the United States in Q3 2020, by State.” https://www.statista.com/statistics/248053/us-real-gross-domestic-product-gdp-by-state/ #statisticContainer Florida - #4 largest economy in the US Perry, Mark J. American Enterprise Institute. "Putting America’s enormous $21.5T economy into perspective by comparing US state GDPs to entire countries.” https://www.aei.org/carpe-diem/ putting-americas-huge-21-5t-economy-into-perspective-by-comparing-us-state-gdps-to-entire- countries/ Footprint economic advantages source references Note: Source references to "Our footprint has significant economic advantages" slide included in the "Profile and Strategy" section of this presentation.

59 Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance Non-GAAP information

Non-GAAP reconciliation: adjusted average loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Average Balances								
	4Q20	3Q20	2Q20	1Q20	4Q19	4Q20 vs. 3Q20		4Q20 vs. 4Q19	
Commercial and industrial	$ 43,889	$ 46,405	$ 49,296	$ 40,519	$ 39,743	$ (2,516)	(5.4)%	$ 4,146	10.4 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted commercial and industrial loans (non-GAAP)	$ 39,509	$ 41,608	$ 45,844	$ 40,519	$ 39,743	$ (2,099)	(5.0)%	$ (234)	(0.6)%
Total commercial loans	$ 49,597	$ 52,221	$ 55,100	$ 46,351	$ 45,589	$ (2,624)	(5.0)%	$ 4,008	8.8 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted total commercial loans (non-GAAP)	$ 45,217	$ 47,424	$ 51,648	$ 46,351	$ 45,589	$ (2,207)	(4.7)%	$ (372)	(0.8)%
Total business loans	$ 57,045	$ 59,519	$ 62,119	$ 52,999	$ 51,974	$ (2,474)	(4.2)%	$ 5,071	9.8 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted total business loans (non-GAAP)	$ 52,665	$ 54,722	$ 58,667	$ 52,999	$ 51,974	$ (2,057)	(3.8)%	$ 691	1.3 %
Total consumer loans	$ 29,619	$ 29,851	$ 29,845	$ 30,250	$ 30,418	$ (232)	(0.8)%	$ (799)	(2.6)%
Less: Indirect-other consumer exit portfolio	1,164	1,318	1,493	1,696	1,841	(154)	(11.7)%	(677)	(36.8)%
Less: Indirect—vehicles	1,023	1,223	1,441	1,679	1,948	(200)	(16.4)%	(925)	(47.5)%
Adjusted total consumer loans (non-GAAP)	$ 27,432	$ 27,310	$ 26,911	$ 26,875	$ 26,629	$ 122	0.4 %	$ 803	3.0 %
Total loans	$ 86,664	$ 89,370	$ 91,964	$ 83,249	$ 82,392	$ (2,706)	(3.0)%	$ 4,272	5.2 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Less: Indirect-other consumer exit portfolio	1,164	1,318	1,493	1,696	1,841	(154)	(11.7)%	(677)	(36.8)%
Less: Indirect—vehicles	1,023	1,223	1,441	1,679	1,948	(200)	(16.4)%	(925)	(47.5)%
Adjusted total loans (non-GAAP)	$ 80,097	$ 82,032	$ 85,578	$ 79,874	$ 78,603	$ (1,935)	(2.4)%	$ 1,494	1.9 %

REGIONS 60

Non-GAAP reconciliation: adjusted ending loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	As of 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2020 vs. 9/30/2020		12/31/2020 vs. 12/31/2019	
Commercial and industrial	$ 42,870	$ 45,199	$ 47,670	$ 45,388	$ 39,971	$ (2,329)	(5.2)%	$ 2,899	7.3 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted commercial and industrial loans (non-GAAP)	$ 39,246	$ 40,366	$ 42,933	$ 45,388	$ 39,971	$ (1,120)	(2.8)%	$ (725)	(1.8)%
Total commercial loans	$ 48,575	$ 50,955	$ 53,475	$ 51,247	$ 45,839	$ (2,380)	(4.7)%	$ 2,736	6.0 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted total commercial loans (non-GAAP)	$ 44,951	$ 46,122	$ 48,738	$ 51,247	$ 45,839	$ (1,171)	(2.5)%	$ (888)	(1.9)%
Total business loans	$ 55,838	$ 58,537	$ 60,604	$ 58,110	$ 52,396	$ (2,699)	(4.6)%	$ 3,442	6.6 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted total business loans (non-GAAP)	$ 52,214	$ 53,704	$ 55,867	$ 58,110	$ 52,396	$ (1,490)	(2.8)%	$ (182)	(0.3)%
Total consumer loans	$ 29,428	$ 29,822	$ 29,944	$ 29,988	$ 30,567	$ (394)	(1.3)%	$ (1,139)	(3.7)%
Less: Indirect-other consumer exit portfolio (2)	1,101	1,240	1,406	1,591	1,799	(139)	(11.2)%	(698)	(38.8)%
Less: Indirect—vehicles	934	1,120	1,331	1,557	1,812	(186)	(16.6)%	(878)	(48.5)%
Adjusted total consumer loans (non-GAAP)	$ 27,393	$ 27,462	$ 27,207	$ 26,840	$ 26,956	$ (69)	(0.3)%	$ 437	1.6 %
Total loans	$ 85,266	$ 88,359	$ 90,548	$ 88,098	$ 82,963	$ (3,093)	(3.5)%	$ 2,303	2.8 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Less: Indirect-other consumer exit portfolio (2)	1,101	1,240	1,406	1,591	1,799	(139)	(11.2)%	(698)	(38.8)%
Less: Indirect—vehicles	934	1,120	1,331	1,557	1,812	(186)	(16.6)%	(878)	(48.5)%
Adjusted ending total loans (non-GAAP)	$ 79,607	$ 81,166	$ 83,074	$ 84,950	$ 79,352	$ (1,559)	(1.9)%	$ 255	0.3 %

REGIONS 61

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Quarter Ended 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19	
Non-interest expense (GAAP)	A	$ 987	$ 896	$ 924	$ 836	$ 897	$ 91	10.2 %	$ 90	10.0 %
Adjustments:										
Contribution to the Regions Financial Corporation foundation		(10)	—	—	—	—	(10)	NM	(10)	NM
Branch consolidation, property and equipment charges		(7)	(3)	(10)	(11)	(12)	(4)	(133.3)%	5	41.7 %
Salary and employee benefits—severance charges		(26)	(2)	(2)	(1)	—	(24)	NM	(26)	NM
Loss on early extinguishment of debt		(14)	(2)	(6)	—	(16)	(12)	NM	2	12.5 %
Professional, legal and regulatory expenses		—	—	(7)	—	—	—	NM	—	NM
Acquisition expenses		—	—	(1)	—	—	—	NM	—	NM
Adjusted non-interest expense (non-GAAP)	B	$ 930	$ 889	$ 898	$ 824	$ 869	$ 41	4.6 %	$ 61	7.0 %
Net interest income (GAAP)	C	$ 1,006	$ 988	$ 972	$ 928	$ 918	$ 18	1.8 %	88	9.6 %
Taxable-equivalent adjustment		11	12	13	12	13	(1)	(8.3)%	(2)	(15.4)%
Net interest income, taxable-equivalent basis	D	$ 1,017	$ 1,000	$ 985	$ 940	$ 931	$ 17	1.7 %	$ 86	9.2 %
Non-interest income (GAAP)	E	680	655	573	485	562	25	3.8 %	118	21.0 %
Adjustments:										
Securities (gains) losses, net		—	(3)	(1)	—	2	3	100.0 %	(2)	(100.0)%
Valuation gain on equity investment		(6)	(44)	—	—	—	38	86.4 %	(6)	NM
Leveraged lease termination gains		—	—	—	(2)	—	—	NM	—	NM
Bank owned life insurance		(25)	—	—	—	—	(25)	NM	(25)	NM
Adjusted non-interest income (non-GAAP)	F	$ 649	$ 608	$ 572	$ 483	$ 564	41	6.74 %	85	15.1 %
Total revenue	C+E=G	$ 1,686	$ 1,643	$ 1,545	$ 1,413	$ 1,480	$ 43	2.6 %	$ 206	13.9 %
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,655	$ 1,596	$ 1,544	$ 1,411	$ 1,482	$ 59	3.7 %	$ 173	11.7 %
Total revenue, taxable-equivalent basis	D+E=I	$ 1,697	$ 1,655	$ 1,558	$ 1,425	$ 1,493	$ 42	2.5 %	$ 204	13.7 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,666	$ 1,608	$ 1,557	$ 1,423	$ 1,495	$ 58	3.6 %	$ 171	11.4 %
Efficiency ratio (GAAP)	A/I	58.1 %	54.1 %	59.4 %	58.6 %	60.1 %				
Adjusted efficiency ratio (non-GAAP)	B/J	55.8 %	55.3 %	57.7 %	57.9 %	58.1 %				
Fee income ratio (GAAP)	E/I	40.1 %	39.6 %	36.8 %	34.0 %	37.6 %				
Adjusted fee income ratio (non-GAAP)	F/J	38.9 %	37.8 %	36.8 %	34.0 %	37.7 %				

NM - Not Meaningful

REGIONS 62

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Year Ended 2020	2019	2020 vs. 2019	
Non-interest expense (GAAP)	K	$ 3,643	$ 3,489	154	4.4 %
Adjustments:					
Contribution to the Regions Financial Corporation foundation		(10)	—	(10)	NM
Branch consolidation, property and equipment charges		(31)	(25)	(6)	(24.0)%
Salary and employee benefits—severance charges		(31)	(5)	(26)	NM
Loss on early extinguishment of debt		(22)	(16)	(6)	37.5 %
Professional, legal and regulatory expenses		(7)	—	(7)	NM
Acquisition expenses		(1)	—	(1)	NM
Adjusted non-interest expense (non-GAAP)	L	$ 3,541	$ 3,443	$ 98	2.8 %
Net interest income (GAAP)	M	$ 3,894	$ 3,745	149	4.0 %
Taxable-equivalent adjustment		48	53	(5)	(9.4)%
Net interest income, taxable-equivalent basis	N	$ 3,942	$ 3,798	$ 144	3.8 %
Non-interest income (GAAP)	O	$ 2,393	$ 2,116	277	13.1 %
Adjustments:					
Securities (gains) losses, net		(4)	28	(32)	(114.3)%
Valuation gain on equity investment		(50)	—	(50)	NM
Leveraged lease termination gains		(2)	(1)	(1)	(100.0)%
Bank owned life insurance		(25)	—	(25)	NM
Gain on sale of affordable housing residential mortgage loans		—	(8)	8	100.0 %
Adjusted non-interest income (non-GAAP)	P	$ 2,312	$ 2,135	$ 177	8.3 %
Total revenue	M+O=Q	$ 6,287	$ 5,861	$ 426	7.3 %
Adjusted total revenue (non-GAAP)	M+P=R	$ 6,206	$ 5,880	$ 326	5.5 %
Total revenue, taxable-equivalent basis	N+O=S	$ 6,335	$ 5,914	$ 421	7.1 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	N+P=T	$ 6,254	$ 5,933	$ 321	5.4 %
Operating leverage ratio (GAAP)	S-K				2.7 %
Adjusted operating leverage ratio (non-GAAP)	T-L				2.6 %
Efficiency ratio (GAAP)	K/S	57.5 %	59.0 %		
Adjusted efficiency ratio (non-GAAP)	L/T	56.6 %	58.0 %		
Fee income ratio (GAAP)	O/S	37.8 %	35.8 %		
Adjusted fee income ratio (non-GAAP)	P/T	37.0 %	36.0 %		

NM - Not Meaningful

REGIONS 63

64 Non-GAAP reconciliation: non-interest expense Year Ended December 31 ($ amounts in millions) 2020 2019 2018 2017 2016 Non-interest expense (GAAP) $ 3,643 $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation (10) — (60) (40) — Professional, legal and regulatory expenses (7) — — — (3) Branch consolidation, property and equipment charges (31) (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — — (4) — — Loss on early extinguishment of debt (22) (16) — — (14) Salary and employee benefits—severance charges (31) (5) (61) (10) (21) Acquisition expense (1) — — — — Adjusted non-interest expense (non-GAAP) $ 3,541 $ 3,443 $ 3,434 $ 3,419 $ 3,387

65 Non-GAAP reconciliation: ACL/Loans excluding PPP As of ($ amounts in millions) 12/31/2020 9/30/2020 6/30/2020 3/31/2020 12/31/2019 Total Loans $ 85,266 $ 88,359 $ 90,548 $ 88,098 $ 82,963 Less: SBA PPP Loans 3,624 4,594 4,498 — — Loans excluding PPP, net (non- GAAP) $ 81,642 $ 83,765 $ 86,050 $ 88,098 $ 82,963 ACL at period end $ 2,293 $ 2,425 $ 2,425 $ 1,665 $ 914 Less: SBA PPP Loans ACL 1 — — — — ACL excluding PPP Loans ACL $ 2,292 $ 2,425 $ 2,425 $ 1,665 $ 914 ACL/Loans excluding PPP, net (non-GAAP) 2.81% 2.90% 2.82% 1.89% 1.10%

Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Quarter Ended 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19	
Net income (loss) available to common shareholders (GAAP)	$ 588	$ 501	$ (237)	$ 139	$ 366	$ 87	17.4 %	$ 222	60.7 %
Preferred dividends (GAAP)	28	29	23	23	23	(1)	(3.4)%	5	21.7 %
Income tax expense (benefit) (GAAP)	121	104	(47)	42	98	17	16.3 %	23	23.5 %
Income (loss) before income taxes (GAAP)	737	634	(261)	204	487	103	16.2 %	250	51.3 %
Provision (credit) for credit losses (GAAP)	(38)	113	882	373	96	(151)	(133.6)%	(134)	(139.6)%
Pre-tax pre-provision income (non-GAAP)	699	747	621	577	583	(48)	(6.4)%	116	19.9 %
Other adjustments:									
Securities (gains) losses, net	—	(3)	(1)	—	2	3	100.0 %	(2)	(100.0)%
Valuation gain on equity investment	(6)	(44)	—	—	—	38	86.4 %	(6)	NM
Leveraged lease termination gains	—	—	—	(2)	—	—	NM	—	NM
Bank-owned life insurance	(25)	—	—	—	—	(25)	NM	(25)	NM
Salaries and employee benefits—severance charges	26	2	2	1	—	24	NM	26	NM
Branch consolidation, property and equipment charges	7	3	10	11	12	4	133.3 %	(5)	(41.7)%
Contribution to the Regions Financial Corporation foundation	10	—	—	—	—	10	NM	10	NM
Loss on early extinguishment of debt	14	2	6	—	16	12	NM	(2)	(12.5)%
Professional, legal and regulatory expenses	—	—	7	—	—	—	NM	—	NM
Acquisition expenses	—	—	1	—	—	—	NM	—	NM
Total other adjustments	26	(40)	25	10	30	66	(165.0)%	(4)	(13.3)%
Adjusted pre-tax pre-provision income (non-GAAP)	$ 725	$ 707	$ 646	$ 587	$ 613	$ 18	2.5 %	$ 112	18.3 %

NM - Not Meaningful

REGIONS 66

67 Non-GAAP reconciliation: Pre-tax pre-provision income (PPI) NM - Not Meaningful Year Ended ($ amounts in millions) 12/31/2020 12/31/2019 2020 vs. 2019 Net income available to common shareholders (GAAP) $ 991 $ 1,503 $ (512) (34.1) % Preferred dividends (GAAP) 103 79 24 30.4 % Income tax expense (GAAP) 220 403 (183) (45.4) % Income before income taxes (GAAP) 1,314 1,985 (671) (33.8) % Provision for credit losses (GAAP) 1,330 387 943 243.7 % Pre-tax pre-provision income (non-GAAP) 2,644 2,372 272 11.5 % Other adjustments: Gain on sale of affordable housing residential mortgage loans — (8) 8 100.0 % Securities (gains) losses, net (4) 28 (32) (114.3) % Valuation gain on equity investment (50) — (50) NM Leveraged lease termination gains, net (2) (1) (1) (100.0) % Bank-owned life insurance (25) — (25) NM Salaries and employee benefits—severance charges 31 5 26 NM Branch consolidation, property and equipment charges 31 25 6 24.0 % Contribution to the Regions Financial Corporation foundation 10 — 10 NM Loss on early extinguishment of debt 22 16 6 37.5 % Professional, legal and regulatory expenses 7 — 7 NM Ascentium expenses 1 — 1 NM Total other adjustments 21 65 (44) (67.7) % Adjusted pre-tax pre-provision income (non-GAAP) $ 2,665 $ 2,437 $ 228 9.4%

68 Forward-Looking Statements This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes,including those related to the offering of digital banking and financial services, could result in losing business to competitors. Forward-looking statements

69 • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. ◦ Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders. ◦ Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. ◦ Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. ◦ The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. ◦ The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. ◦ Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. ◦ Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives. ◦ The risks and uncertainties related to our acquisition or divestiture of businesses. ◦ The success of our marketing efforts in attracting and retaining customers. ◦ Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. ◦ Fraud or misconduct by our customers, employees or business partners. ◦ Any inaccurate or incomplete information provided to us by our customers or counterparties. ◦ Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. ◦ Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. ◦ The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. ◦ The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses. ◦ The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. Forward-looking statements (continued)

70 • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. ◦ Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. ◦ Our ability to achieve our expense management initiatives. ◦ Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. ◦ Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. ◦ The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. ◦ The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. ◦ The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. ◦ Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders. ◦ Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. ◦ Other risks identified from time to time in reports that we file with the SEC. ◦ Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. ◦ The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551. Forward-looking statements (continued)

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